Exhibit 99.3

Filed under Rule 425

under the Securities Act of 1933, as amended

and deemed filed under Rule 14a-12

of the Securities Exchange Act of 1934, as amended

Filing by: Northern Star Investment Corp. II

Subject Company: Northern Star Investment Corp. II

File No. 001-39929

The following is a transcript of a recorded audio investor presentation made available by Northern Star Investment Corp. II and Apex Clearing Corporation beginning on February 22, 2021.

Project Everest Investor Conference Call Prepared Remarks

February 22, 2021

Operator

Good morning! Welcome to the Apex Clearing and the Northern Star Investment Corp II. conference call. We appreciate everyone joining us today. The information discussed today is qualified in its entirety by the information contained in the Form 8-K, including the related exhibits, that was filed by Northern Star Investment Corp II today with the SEC. You can access these documents on the SEC’s website at www.sec.gov. We’ll also be referring to an investor presentation, which was filed as Exhibit 99.2 to the aforementioned Form 8-K.

Please carefully review the disclaimers we’ve included. This call has been prerecorded, so a Q&A session will not be conducted as part of today’s presentation. Before we begin, I’d like to note that this call may contain forward-looking statements, including Northern Star Investment Corp II and Apex’s expectations of future financial and business performance and conditions, the industry outlook and the timing and completion of the transaction.

Forward-looking statements are inherently subject to risks, uncertainties and assumptions, and are not guarantees of performance. You are encouraged to read the Form 8-K and the accompanying press release and investor presentation, as well as Northern Star Investment Corp II other filings with the SEC for a discussion of the risks that can affect the business combination and the business of Apex Clearing after completion of the proposed transaction.

During the call, there will also be a discussion of some items that do not conform to U.S. generally accepted accounting principles, including operating revenue, Adjusted EBITDA and Adjusted EBITDA margin. Apex Clearing has reconciled these items to the most comparable GAAP measures in the appendix to the investor presentation filed with today’s Form 8-K.

Hosting today’s call is Jon Ledecky President and COO Northern Star Investment Corp II. With that, I will turn the call over to Jon.

Jon Ledecky, President and COO Northern Star Investment Corp II

Thank you Operator. Northern Star has found a truly compelling partner in Apex at an equally compelling discounted valuation to its publicly-traded fintech peer group.

Simply put, Apex really is the “fintech for fintechs.” Apex is at the heart of the tremendous innovation taking place in investing and capital markets. The company is powering the future of digital wealth management. It provides real time crytpo solutions, fractional share trading, digital custody for over 200 clients. These clients include traditional wealth managers, wealth tech platforms, professional traders and consumer brands representing more than 13 million individual accounts, including more than 1 million cryptocurrency accounts opened in 2021 alone.

Apex clients include SoFi, Stash, Webull, Ally Invest and – as of last week – the company now powers the investing service offered to clients of Marcus by Goldman Sachs.

Let’s now please turn to page 5 of the presentation which can be accessed at the investor relations page of Northern Star Acquisition Corp II and Apex’s website.

Apex’s controlling shareholders are Jenny Just and Matt Hulsizer, the principal owners of financial technology firm PEAK6. I am often asked how we have been able to consistently find proprietary, non-SPAC-off deal flow for each of the deals we have done. In this case, I originally met Matt several years ago when he was a co-owner of the Minnesota Wild hockey team in the National Hockey League. As you may know, I am a co-owner of the New York Islanders franchise. Matt was recently contemplating a SPAC transaction and had dinner with a friend who actively manages a large SPAC investment business. The friend was reviewing the leading SPACs with Matt and in so doing mentioned Northern Star, Joanna Coles and myself. Matt smiled at the reference to my name and called me directly to discuss Northern Star.

Apex has an experienced and talented management team. The four officers pictured on page 5—CEO Bill Capuzzi, President Tricia Rothschild, CFO Chris Springer and CAO Bill Brennan—have over 100 combined years of experience in the financial technology services industry. Tricia’s last position before joining Apex was as Chief Product Officer at Morningstar and Bill Brennan was the co-head of global clearing at Goldman Sachs. Bill and Chris each worked previously at ConvergEx. So Apex has the best of both worlds—a deeply experienced team married to state of the art, fourth generation financial services technology that is literally powering the digital revolution in the financial industry.

Now let’s turn to page 6, the sources and uses exhibit, we are delighted that Apex shareholders decided to take an all-stock transaction of 470 million shares for an enterprise value at our $10 SPAC IPO price of $4.7 billion. Apex shareholders and management have agreed to lock up their stock for at least 12 months and together will control approximately 83% of the de-SPACed company.

Northern Star is pleased that the “who’s who” of fundamental long-only investment managers are investing alongside Northern Star in a PIPE that was dramatically upsized to $450 million to meet the approximate $1.3 billion of investor orders obtained in just three days of PIPE meetings. The four anchor PIPE investors — Fidelity, Baron Capital, Coatue and Winslow— have deep expertise and investment experience in both private and public fintech investing. The remaining PIPE investors are also primarily fundamental investors who also have a reputation for investing for the long term. It was good to have such strong interest and to be able to be so selective. All PIPE participants have signed agreements prohibiting them from hedging their investments. The $450 million PIPE is in addition to the $400 million in cash proceeds raised by Northern Star Investment Corporation in its January 2021 IPO. Assuming no redemptions and the current capital on its balance sheet, Apex is projected to have over $1 billion in available capital when the transaction closes. The deal is projected to close sometime in the second quarter of 2021 following Northern Star’s final proxy distribution and stockholder vote approving the merger.

So there will be ample capital on Apex’s balance sheet to drive more digital disruption, innovation, strategic acquisition of both companies and technology and==most importantly— organic growth== as you will hear from Joanna, Tricia and Bill shortly. The company will also significantly delever its balance sheet in the process through the repayment of $120 million in debt.

Apex’s shareholders also understood that the most successful SPAC deals have to be priced at a significant discount to the publicly traded comps in the fintech arena. Investors in the Apex-Northern Star merger have the opportunity to buy into this high-growth company at a very compelling valuation relative to its fintech peers. And unlike many of its fintech peer group, Apex is already highly profitable with adjusted unaudited EBITDA of approximately $86 million for the recently completed fiscal 2020 year on $236 million of revenue. Robust sales and EBITDA growth are expected to continue in FY 2021; in fact, the 2021 fiscal year is actually off to the strongest start in company history.

Apex’s valuation reflects a more than 50% discount on various EBITDA and revenue growth metrics to a comparable Citibank high growth diversified financial technology company index. This information can be found on page 19 in the presentation. In Apex, investors get both a rapidly growing fintech stock with the margins and profitability of a scalable software SAAS business. We believe this is an outstanding transaction for Northern Star and Apex on its journey to modernizing the financial services industry and making investing easy and accessible.

With that, I will turn it over to my partner at Northern Star II, Joanna Coles, to share more on why we are so excited by this transaction. As you may know, Joanna has been a board member for many years at SNAP and is also on the board of leading audio products company SONOS. She is also on the advisory board of Klarna, a leading international payments company with over 100 million users. Joanna will be bringing her deep network of high growth consumer brand relationships when she joins the Board of Apex at the closing of the merger. Joanna over to you!

Joanna Coles, Chairperson and Chief Executive Officer, Northern Star II

Thank you, Jon.

As Jon said, we are so excited to be partnering with Bill and Tricia and the rest of Apex’s wonderful team. This is an amazing company; it’s perfectly positioned as the winds of change blow through Wall Street. I don’t need to tell any of you on this call – because you are living it – that the financial industry is just at the beginning of the massive digital transformation that has impacted so many other businesses from music to media to retail. Banking, investing, crypto, credit cards; all of it’s changing as Millennials and Gen Z demand mobile first, 24/7 solutions to their money issues.

And APEX sits at the center of these trends, the invisible digital architecture enabling innovative fintech solutions from SoFi to Webull, to Betterment and Stash, with the fast and frictionless experiences that younger consumers now expect and demand. They don’t want their parents’ broker to advise them over a cocktail at the country club, they want data-driven recommendations they can share on social media, powering the democratization of investing we are all witnessing. And they don’t want four separate apps, they want it all seamlessly integrated into one. No paper necessary!

There’s more than $68 trillion of wealth transfer that is expected over the coming years. This money in motion, from the oldest generations to the younger digital natives, is going to require enormous re-thinking about how money is managed. Companies are already rethinking how they engage with their customers.

By way of its excellent client roster, Apex serves some 8 million customers between the ages of 18 and 40 alone. These are customers who want to invest in firms that share their values. They want to own stakes in the companies that they use every day. Apex pioneered fractional trading to serve this community. They launched an integrated crypto experience to allow customers to trade stocks and crypto side-by-side. And the opportunity even exists to allow customers to be rewarded for their loyalty not with points or miles but with shares of stock....

For instance – instead of a free month’s subscription, why not a fractional share of Peloton to celebrate your 250 ride? Or instead of those hotel reward points that mount up on your credit card but seem strangely unusable when you try to book a trip, why not a fractional share of Airbnb to mark a certain number of stays. The concept of ownership in a company will power the flywheel of growth and create a new level of engagement. Apex is already having these innovative conversations. It’s this thinking that will propel us into the future.

And Apex has the criteria we look for in an outstanding business – a large addressable and growing market opportunity, a deep competitive moat, and a robust financial performance.

And of course, there’s the people. A top team, highly experienced, calm under pressure, with the skills to understand real risk management and with none of the Silicon Valley swagger that tech teams sometimes exude. They are led by their CEO Bill Capuzzi, who I am now introducing to share more of the Apex story.

William Capuzzi –Apex Chief Executive Officer

Thanks Jon and Joanna. Good morning everyone. We are very excited to be working with Northern Star as we transition to the public market. This is a unique opportunity at a very exciting time for Apex, its team members, partners and clients.

Let’s turn to page 7 of the deck that is posted on the Apex’s website in the investors’ section. As Jon shared with you earlier, we are the “fintech for fintechs” — the technology platform empowering innovation. That is our focus. We’re a B2B company and our mission as a company is to provide custody and clearing as it ought to be — dynamic, accessible and secure.

The vision of the Company follows in suit, which is to be the trusted technology partner that drives modernization in financial services.

Most importantly, we are a purpose-driven company, with a focus to democratize investing, and make it accessible to all people. We provide that opportunity, via our partners as a behind the scenes comprehensive platform.

We are experts at instantly opening accounts, stock loan and trading, collateral management and treasury. We take traditionally boring but critical functions and make them as automated as possible to help drive transaction flow for the financial services industry. Organizationally, we have hundreds of years of experience in clearing and custody in a fintech container. That is the secret sauce. That is our moat. There are companies that do pieces of what we do, but we do not believe there is a peer that can do all the things we do.

We pioneered fractional share and an integrated crypto trading experience that Joanna mentioned earlier. And, we are incomparable in the speed and accuracy that we provide in execution. Our clients serve millions of customers which aligns with our purpose to make investing easy and accessible for all.

To illustrate our point of making investing easy and accessible for all, let’s turn to page 8. These charts give you a sense of how many individual consumers we touch. On the left side is the number of clients we service going back to 2018.As you can see, we expanded from 110 in 2018 to 201 in 2020 and it is our expectation that will add another 40 clients in 2021. The second graph illustrates the underlying customers served by our clients, which has grown from 5.9 million in 2018 to 10.4 million at the end of in 2020.

That growth has continued through 2021, as we’ve added another 3.2 million customer accounts year-to-date. In that same timeframe, we also added $14 billion in net new assets to get us to $92 billion in assets. Our platform also demonstrated it can scale as we processed over 67 million trades in January alone.

So why do our clients choose Apex? I talk about us as an enabler. Page 9 describes what APEX does and what our superpowers are as a company. Our clients have to solve for two key questions that in turn impact our business positively.

The two key questions are, “who” are they focused on and “what” are the services they are going to offer. The “who” ranges from the first-time investor through ultra-high net worth investors. The “what” determines the type of service offering    such as single stock, options, futures, fixed income, cryptocurrency, robo-advisory, or traditional advisory or brokerage.

By and large, our clients own that user interface experience determining the “who” and the “what”, and Apex as the enabler is focused on the “how”.

Let’s turn to page 10, which will help you understand how we generate revenue. Apex does the account opening—in nine seconds or less, with no paperwork. We do all of the real-time funding. We take care of all the trading and clearing for equities, options, futures, fixed income, and cryptocurrency. We facilitate the fractional share trading as well as the custom direct indexing. We settle the trades. We take care of all the documentation while providing a totally paperless experience. This includes the trade confirmations, statements, tax reporting and proxy. Importantly, we actually safe-keep the customers’ assets as the custodian.

This means that we are the firm responsible for providing the capital required to make good on any gaps or breaks that occur across the process. We are not relying on another bank or custodian behind the scenes. We take pride in being both strong enough, experienced enough, and innovative enough to fill that unique role in the industry.

And as a firm that is driven to support innovation in our industry, we’ve grown to become a trusted platform for innovators. As you can see on page 11, we work with a spectrum of customers from traditional advisory to the newest entrants because of the comprehensive nature of the service and financial instruments we support. We attract new entrants that want to offer innovative and differentiated investment services to their customers. Often times these new entrants don’t fully understand the complexities of the infrastructure or the regulatory landscape so they need a trusted partner like Apex to help guide them through this process. Our customers can then focus on the client experience and we do all the behind the scenes work.

Page 11 demonstrates the breadth of the opportunity before us. For example, in traditional advisory and wealth management, where most of the country’s assets sit, we have less than 1% market share. We’re in a really interesting position as it relates to the advisory segment because of who we are, what we do and the secular tailwinds that are moving money and wealth management to a more digital experience for the end investor. As traditional advisory continues to digitize, we are in a strong position to capture and expand market share. We are the trusted partner for the full spectrum of service providers from traditional advisory to many new, fast growing entrants like SOFI, STASH, Ally Invest, and Bumped.

With that overview let me turn the call to Tricia Rothschild, our President, who will share more about that important topic. Tricia?

Tricia Rothschild – Apex President

Thanks Bill. Turning to page 12, the wide spectrum of businesses we serve and the wealth transfer Joanna referenced earlier drive the secular tailwinds that are fueling the democratization of investing, the convergence of financial services, and the digitization of investment management. These dynamics will allow Apex to diversify its revenue mix from different types of investors and different types of asset pools – this strengthens our overall business plan and allows us to be both opportunistic and strategic.

The front end of digital financial-service applications, represented across our wide array of client verticals, reveals an amazing amount of innovation. However, if the back-end infrastructure doesn’t keep up, this innovation cannot fully deliver on its promise. The whole process has to have less friction and be more seamless—both before and after the trade. That’s where Apex comes in.

So if you are looking for future winners, without having to necessarily pick exactly who the future winner is going to be, Apex is at the forefront as the neutral participant interacting with all the players. In fact, no matter who wins, Apex also wins. We know that firms who ultimately succeed in connecting the dots for the younger generation and doing it in a digital-first way will persevere.

Which brings us to page 12 and our four key differentiators. We have a large and expanding addressable market, a proven record of product innovation and risk management, along with a deep competitive moat as entry costs are very high. It’s important to understand that there are high switching costs to a custody clearing business, which makes our client base very sticky.

And, importantly, we are at the forefront of innovation and risk management, restoring trust to the system. These core attributes, along with a robust financial model, sets Apex apart.

Turning to page 13, we have a significant and expanding opportunity – part of which is due to the wealth transfer referenced earlier alongside multiple addressable markets which we bucket into a few key categories, including – self-directed brokerage, traditional advisory and digital advice.

We have a record of innovation and risk management as described on page 14. We are tech-forward enough to be nimble, and wise enough and experienced enough to prudently manage risk. In fact, we see three key things that are essential to being a strong custody and clearing firm. The first is having sufficient capital – which we have, second is industry expertise and prudent risk management procedures, and third is strong technology that enables innovation. Slide 15 is a perfect example of our innovation, an integrated crypto experience. We developed a seamless brokerage and crypto solution that is fully customizable and includes Apex acting as the trusted custodian for the client’s assets.

Our deep experience, the barriers to entry, our efficiencies, high switching costs and network effect are key elements of our competitive moat. Together, they create a natural flywheel accelerating our wallet share and our competitive advantage as illustrated on page 16. In summary, our infrastructure powers our innovation—and innovation across the industry.

With that, I will turn it back to Bill.

William Capuzzi –Apex Chief Executive Officer

Thanks Tricia –

The flywheel effect Tricia refers to accelerates our scale, our revenue growth and operating leverage. On Page 18 you can see the financial impact of the flywheel effect as it flows through our financial projections.

From 2019 through the end of the projection period in 2023, we are forecasting revenue CAGR of 21%, and an EBITDA CAGR of 27%. We believe the revenue model is achievable as it incorporates conservative assumptions, built on existing relationships and an incremental 40 to 50 new clients a year.

It’s important to note that in 2023 of the $418 million of revenue we expect, only $30 million will come from new customers that were added in during the projection period of ‘21 to ‘23. We also did not consider the potential beneficial impact of higher net interest income due to rising interest rates.

In closing, our infrastructure powers a massive TAM of over $100 trillion in assets of which we custody roughly $100 billion today. We have massive upside. We are a trusted innovative partner with no true peers and we offer a unique combination of strong growth and profitability.

We are very excited to be working with Jon and Joanna as we transition to the public markets. We look forward to getting to know all of you and thank you for joining us today. Have a great day.

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Forward-Looking Statements

Certain statements included in this communication are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, (1) statements regarding estimates and forecasts of other financial and performance metrics and projections of market opportunity; (2) references with respect to the anticipated benefits of the proposed business combination and the projected future financial performance of Apex and Apex’s operating companies following the proposed business combination; (3) changes in the market for Apex’s services, and expansion plans and opportunities; (4) anticipated client retention; (5) the sources and uses of cash of the proposed business combination; (6) the anticipated capitalization and enterprise value of the combined company following the consummation of the proposed business combination; and (7) expectations related to the terms and timing of the proposed business combination.

These statements are based on various assumptions, whether or not identified in this communication, and on the current expectations of Apex’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Apex. These forward-looking statements are subject to a number of risks and uncertainties, including: changes in domestic and foreign business, market, financial, political, regulatory and legal conditions; the inability of the parties to successfully or timely consummate the merger, including the risk that any required stockholder or regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the merger is not obtained; failure to realize the anticipated benefits of the merger; risks relating to the uncertainty of the projected financial information with respect to the Apex; Apex’s ability to successfully expand and/or retain its product and service offerings;

competition; the uncertain effects of the COVID-19 pandemic; and those factors discussed in documents of Northern Star filed, or to be filed, with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Northern Star nor Apex presently know or that Northern Star and Apex currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements.

In addition, forward looking statements reflect Northern Star’s and Apex’s expectations, plans or forecasts of future events and views as of the date of this communication. Northern Star and Apex anticipate that subsequent events and developments will cause Northern Star’s and Apex’s assessments to change. However, while Northern Star and Apex may elect to update these forward-looking statements at some point in the future, Northern Star and Apex specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Northern Star’s and Apex’s assessments as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Any financial projections in this communication are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Northern Star’s and Apex’s control. While all projections are necessarily speculative, Northern Star and Apex believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. The assumptions and estimates underlying the projected results are inherently uncertain and are subject to a wide variety of significant business, economic, regulatory, legal and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The inclusion of projections in this communication should not be regarded as an indication that Northern Star and Apex, or their respective representatives and advisors, considered or consider the projections to be a reliable prediction of future events.

This communication is not intended to be all-inclusive or to contain all the information that a person may desire in considering in an investment in Northern Star and is not intended to form the basis of an investment decision in Northern Star. All subsequent written and oral forward-looking statements concerning Northern Star and Apex, the proposed transactions or other matters and attributable to Northern Star and Apex or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

Important Information for Investors and Stockholders

In connection with the proposed business combination, Northern Star will file a registration statement on Form S-4, including a proxy statement and prospectus, with the SEC. Additionally, Northern Star will file other relevant materials with the SEC in connection with the business combination. Copies may be obtained free of charge at the SEC’s web site at www.sec.gov or by directing a written request to

Northern Star Investment Corp. II, c/o Graubard Miller, 405 Lexington Avenue, 11th Floor, New York, New York 10174. Security holders of Northern Star are urged to read the proxy statement/prospectus and the other relevant materials when they become available before making any voting decision with respect to the proposed business combination because they will contain important information about the business combination and the parties thereto.

Participants in the Solicitation

Northern Star and Apex and their respective directors, managers and executive officers, under SEC rules, may be deemed participants in the solicitation of proxies of Northern Star’s stockholders in connection with the proposed business combination. Security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Northern Star’s executive officers and directors in the solicitation by reading Northern Star’s filings with the SEC, including its final prospectus dated January 25, 2021 filed with the SEC on January 27, 2021. Information concerning the interests of persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Northern Star’s stockholders in connection with the proposed business combination will be set forth in the registration statement for the proposed business combination that Northern Star intends to file with the SEC, which will include a proxy statement and prospectus. Stockholders, potential investors and other interested persons should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.

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